Exhibit (l)

May 28, 2014

Board of Managers of the Fund

875 Third Avenue

New York, New York 10022

Re: Aetos Capital Distressed Investment Strategies Fund, LLC (the “Fund”)

(File Nos. 333-194893 and 811-21059)

Ladies and Gentlemen:

We have acted as Special Counsel to the Fund, a limited liability company organized under the laws of the State of Delaware, in connection with the registration of $1,000,000,000 of limited liability company interests in the Fund (“Interests”) under the Securities Act of 1933, as amended (the “1933 Act”).

In such capacity, we have reviewed the Fund’s Registration Statement on Form N-2 under the 1933 Act and the Investment Company Act of 1940, as amended, as filed by the Fund with the Securities and Exchange Commission (the “Registration Statement”). We are familiar with the actions taken by the Fund and its Board of Managers in connection with the organization of the Fund and the authorization, and the proposed issuance and sale, of Interests, including but not limited to the adoption of a resolution authorizing the issuance of Interests in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have examined and are familiar with the Fund’s Certificates of Formation and the Limited Liability Company Agreement of the Fund, as in effect on the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have examined such Fund records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for purposes of rendering this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to the original documents of all copies submitted to us. As to certain questions of fact material to our opinion, we have relied upon statements of officers of the Fund and upon representations of the Fund made or incorporated by reference in the Registration Statement.

Based upon the foregoing, we are of the opinion that Interests, when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us as Special Counsel in the Prospectus and Statement of Additional Information constituting a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

This opinion may be incorporated by reference in any subsequent post-effective amendment to the Registration Statement filed by the Fund pursuant to Rule 462(b) under the 1933 Act in connection with an offering of Interests.

Very truly yours,

/s/ Clifford Chance US LLP